As filed with the Securities and Exchange Commission on August 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIPADVISOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	80-0743202
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 1st Ave

Needham, MA 02494

(Address of principal executive offices) (Zip code)

TripAdvisor, Inc. 2018 Stock and Annual Incentive Plan

(Full title of the plan)

Seth J. Kalvert, Esquire

Senior Vice President, General Counsel and Secretary

TripAdvisor, Inc.

400 1st Ave

Needham, MA 02494

(Name and address of agent for service)

(781) 800-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	6,000,000 shares	$54.51	$ 327,060,000.00	$40,718.97

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers the issuance of an additional 6,000,000 shares of common stock of TripAdvisor, Inc., par value $0.01 per share, issuable under the TripAdvisor, Inc. 2018 Stock and Annual Incentive Plan (the “2018 Plan”).

(2)

Pursuant to Rule 416(a) of the Securities Act, the number of shares being registered shall be adjusted to include any additional shares of common stock that may from time to time be offered or become issuable under the 2018 Plan in connection with, or as a result of, stock splits, stock dividends or similar transactions, which result in an increase in the number of outstanding shares of common stock.

(3)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act solely for the purpose of calculating the registration fee on the basis of the high and low sales prices of shares of the Registrant’s common stock on The NASDAQ Global Select Market on August 7, 2018.

EXPLANATORY NOTE

TripAdvisor, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with respect to up to 6,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), for issuance under the TripAdvisor, Inc. 2018 Stock and Annual Incentive Plan (the “2018 Plan”). The increase in the number of shares authorized for issuance under the 2018 Plan was approved by our stockholders at our annual meeting held on June 21, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b). Such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed on February 21, 2018.

(b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)     The description of Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on December 5, 2011, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Commission rules shall not be deemed Incorporated Documents by reference into this Registration Statement.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed amendment to this Registration Statement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the Common Stock has been passed upon for the Registrant by Seth J. Kalvert, Esquire, Senior Vice President, General Counsel and Secretary of the Registrant. As of April 26, 2018, Mr. Kalvert beneficially owned 123,100 shares of Common Stock of the Registrant. Mr. Kalvert will be eligible to receive Common Stock pursuant to the 2018 Plan.

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Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

Article VIII of the Registrant’s Restated Certificate of Incorporation, as amended, provides that each person who is or was or had agreed to become a director or officer of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Registrant as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrator or estate of such person), shall be indemnified by the Registrant, in accordance with the By-Laws of the Registrant, to the full extent permitted from time to time by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted by the Registrant to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or effect of the foregoing, the Registrant may enter into one or more agreements with any person that provide for indemnification greater than or different than that provided in Article VIII. Any amendment or repeal of Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant has obtained officers’ and directors’ liability insurance for the members of its Board of Directors and executive officers for certain losses arising from claims or charges made against them while acting in their capacities as directors and officers of the Registrant.

In addition, Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Article IX of the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed

Not applicable.

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Item 8. Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

				Incorporated by Reference
Exhibit No.	Exhibit Description	Filed Herewith	Form	SEC File No.	Exhibit No.	Filing Date

4.1	Restated Certificate of Incorporation of TripAdvisor, Inc.		8-K	001-35362	3.1	12/27/11

4.2	Amended and Restated Bylaws of TripAdvisor, Inc.		8-K	001-35362	3.2	12/27/11

4.3	Amended No. 1 to Amended and Restated Bylaws of TripAdvisor, Inc.		8-K	001-35362	3.1	2/12/13

4.4	Specimen Stock Certificate evidencing shares of Common Stock		S-4	333-175828-01	4.6	10/24/11

5.1	Opinion of Seth J. Kalvert, Esquire, Senior Vice President, General Counsel and Secretary of the Registrant	X

23.1	Consent of KPMG, LLP	X

23.2	Consent of Seth J. Kalvert, Esquire (included in the opinion filed as Exhibit 5.1)	X

24.1	Power of Attorney (included on Signature Page)	X

99.1	TripAdvisor, Inc. 2018 Stock and Annual Incentive Plan		10-Q	001-35362	10.1	8/1/18

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, State of Massachusetts, on August 9, 2018.

TRIPADVISOR, INC.

By:	/s/ Stephen Kaufer
Name:	Stephen Kaufer
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen Kaufer, Ernst Teunissen and Seth Kalvert and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 9, 2018.

Signature	Title

/s/ Stephen Kaufer Stephen Kaufer	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Ernst Teunissen Ernst Teunissen	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Gregory B. Maffei Gregory B. Maffei	Chairman of the Board

/s/ Jay C. Hoag Jay C. Hoag	Director

/s/ Dipchand V. Nishar Dipchand V. Nishar	Director

/s/ Jeremy Philips Jeremy Philips	Director

/s/ Spencer M. Rascoff Spencer M. Rascoff	Director

/s/ Albert E. Rosenthaler Albert E. Rosenthaler	Director

/s/ Robert S. Wiesenthal Robert S. Wiesenthal	Director

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